EXHIBIT 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We are a leading independent owner and operator of wireless communications towers in the eastern third of the United States. We generate revenues from our two primary business lines, site leasing and site development. In our site leasing business, we lease antenna space to wireless service providers on towers and other structures that we own or manage for or lease from others. The towers that we own have been constructed by us at the request of a carrier, built or constructed based on our own initiative or acquired. In our site development business, we offer wireless service providers assistance in developing and maintaining their own wireless service networks.

We are continuing to shift our revenue stream from project driven revenues to recurring revenues through the leasing of antenna space at, or on, communication towers. We intend to emphasize our site leasing business through the leasing and management of tower sites. Subsequent to the sale of towers to AAT Communications Corp. (“AAT”), we have focused our leasing activities in the eastern third of the United States where substantially all of our remaining towers are located.

As we continue to shift our revenue mix more towards site leasing, operating results in prior periods may not be meaningful predictors of future results. You should be aware of the dramatic changes in the nature and scope of our business when reviewing the ensuing discussion of comparative historical results. The 784 towers sold to AAT through October 1, 2003, have been accounted for as discontinued operations in accordance with generally accepted accounting principles. Additionally, the 68 towers located in the western two-thirds of the United States that we have decided to sell have also been accounted for as discontinued operations in accordance with generally accepted accounting principles. In connection with the requirements of Form 10-K, we are required to restate our financial statements to reflect as discontinued operations the sale of towers to AAT and the other towers held for sale. As a result, the consolidated financial statements for the year ended 2001 were subjected to a re-audit. The re-audit resulted in the identification of certain other adjustments affecting the previously reported 2002 and 2001 consolidated financial statements. These adjustments related primarily to the accounting for certain business combinations. All discussion related to the Consolidated Statements of Operations for the periods discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” have been adjusted to reflect the 852 towers as discontinued operations and the impact of the other adjustments resulting from the restatements.

Site Leasing Services

Site leasing revenues are received primarily from wireless communications companies. Revenues from these clients are derived from numerous different site leasing contracts. Each site leasing contract relates to the lease or use of space at an individual tower site and is generally for an initial term of 5 years, renewable for five 5-year periods at the option of the tenant. Almost all of our site leasing contracts contain specific rent escalators, which average 3-4% per year, including the renewal option periods. Site leasing contracts are generally paid on a monthly basis and revenue from site leasing is recorded monthly on a straight-line basis over the term of the related lease agreements. Rental amounts received in advance are recorded in deferred revenue.

Cost of site leasing revenue consists of:

•	payments for rental on ground and other underlying property;

•	repairs and maintenance (exclusive of employee related costs);

•	utilities;

•	insurance; and

•	property taxes.

For any given tower, such costs are relatively fixed over a monthly or an annual time period. As such, operating costs for owned towers do not generally increase significantly as a result of adding additional customers to the tower.

Site leasing revenues comprised 47.9% of total revenues in 2002, 37.9% of total revenues in 2001, and 27.7% of total revenues in 2000. Site leasing contributed 76.7% of total gross profit in 2002, 63.7% of total gross profit in 2001 and 50.4% of total gross profit in 2000.

As a result of the AAT transaction, we have reduced our tower portfolio by 784 towers. The first closing consisted of 631 towers and occurred on May 9, 2003. The subsequent closings occurred through October 1, 2003 and consisted of 153 towers. During the second quarter of 2003, to further improve efficiencies in our portfolio, we decided to sell the towers remaining in the western U.S. geographic markets, which were not part of the AAT transaction. Gross profit margins on the towers sold to AAT were relatively comparable to the gross profit margins on the towers we retained. Therefore, the sale of these towers is not expected to have a material impact on our site leasing gross profit margin. We currently have 68 towers held for sale. We do not anticipate making any other material changes to our tower portfolio in 2003.

As of June 30, 2003, we owned 3022 towers, substantially all of which are in the eastern third of the United States. This number excludes 153 towers sold to AAT subsequent to June 30, 2003 and 68 towers currently held for sale.

Site Development Services

Our site development business consists of two segments, site development consulting and site development construction, through which we provide wireless service providers a full range of end-to-end services. In the consulting segment of our site development business, we offer clients the following services: (1) network pre-design;

(2) site audits; (3) identification of potential locations for towers and antennas; (4) support in buying or leasing of the location; and (5) assistance in obtaining zoning approvals and permits. In the construction segment of our site development business, we provide a number of services, including, but not limited to the following: (1) tower and related site construction; (2) antenna installation; and (3) radio equipment installation, commissioning and maintenance.

Site development services revenues are received primarily from wireless communications companies or companies providing development or project management services to wireless communications companies. Our site development customers engage us on a project-by-project basis, and a customer can generally terminate an assignment at any time without penalty. Site development projects, both consulting and construction, include contracts on a time and materials basis or a fixed price basis. The majority of our site development services are billed on a fixed price basis. Time and materials based site development contracts are billed and revenue is recognized at contractual rates as the services are rendered. Our site development projects generally take from 3 to 12 months to complete.

For those site development consulting contracts in which we perform work on a fixed price basis, we bill the client, and recognize revenue, based on the completion of agreed upon phases of the project on a per site basis. Upon the completion of each phase we recognize the revenue related to that phase.

Our revenue from construction projects is recognized on the percentage-of-completion method of accounting, determined by the percentage of cost incurred to date compared to management’s estimated total anticipated cost for each contract. This method is used because management considers total cost to be the best available measure of progress on the contracts. These amounts are based on estimates, and the uncertainty inherent in the estimates initially is reduced as work on the contracts nears completion. Revenue from our site development construction business may fluctuate from period to period depending on construction activities, which are a function of the timing and amount of our clients’ capital expenditures, the number and significance of active customer engagements during a period, weather and other factors.

Cost of site development consulting revenue and construction revenue include all material costs, salaries and labor costs, including payroll taxes, subcontract labor, vehicle expense and other costs directly and indirectly related to the projects. All costs related to site development consulting and construction are recognized as incurred.

Our site development revenues and profit margins decreased significantly during 2002 and the first six months of 2003. This decrease was primarily attributable to the substantial decline in capital expenditures by wireless carriers, particularly for our site development construction services, which adversely affected our volume of activity and our pricing levels. During the remainder of 2003, we expect these trends to continue. Consequently, we anticipate continued downturn in our site development revenues and profit margins.

Site development consulting revenues comprised 11.3% of total revenues in 2002, 10.8% of total revenues in 2001 and 15.1% of total revenues in 2000. Site development construction revenues comprised 40.8% of total revenues in 2002, 51.3% of total revenues in 2001 and 57.2% of total revenues in 2000. Site development consulting contributed 6.8% of total gross profit in 2002, 8.3% of total gross profit in 2001 and 15.8% of total gross profit in 2000. Site development construction contributed 16.5% of total gross profit in 2002, 28.0% of total gross profit in 2001 and 33.8% of total gross profit in 2000.

RESULTS OF OPERATIONS

Year Ended 2002 Compared to Year Ended 2001

Total revenues increased 6.6% to $240.0 million for 2002 from $225.1 million for 2001. Total site development revenue decreased 10.5% to $125.0 million in 2002 from $139.7 million in 2001 due to a decrease in site development construction revenue. Site development construction revenue decreased 15.3% to $97.8 million for 2002 from $115.5 million for 2001, due primarily to reduced carrier activity and price competition resulting from lower capital expenditures by wireless carriers on or around cell sites. We believe that wireless carriers will continue to conserve capital in 2003, which may continue to adversely affect site development revenues. Site development consulting revenues increased 12.2% to $27.2 million for 2002 from $24.3 million for 2001. This increase was due to several new contracts for site acquisition and zoning services from wireless communications carriers. Site leasing revenue increased 34.6% to $115.0 million for 2002 from $85.4 million for 2001, due to the increased number of tenants added to our towers, higher average rents received and the increase in the number of towers in our portfolio. We expect that site leasing revenue and site leasing gross profit will continue to increase during 2003 on the towers remaining in our portfolio; however, the rate of such growth may be adversely affected by lower wireless carrier capital expenditures.

Total cost of revenues increased 2.8% to $143.1 million for 2002 from $139.2 million for 2001. Site development cost of revenue decreased 5.6% to $102.5 million in 2002 from $108.5 million in 2001. Site development consulting cost of revenue increased 20.5% to $20.6 million for 2002 from $17.1 million for 2001, reflecting higher levels of activity and increased personnel costs. Site development construction cost of revenue decreased 10.5% to $81.9 million for 2002 from $91.4 million for 2001, due primarily to lower levels of activity. Site leasing cost of revenue increased 32.6% to $40.6 million for 2002 from $30.6 million for 2001, due to the increased number of towers owned resulting in an increased amount of lease payments to site owners and related site costs as well as increases in operating costs of certain sites, maintenance and property taxes.

Gross profit increased 12.8% to $97.0 million for 2002 from $86.0 million for 2001, due to increased site leasing gross profit that was partially offset by a decrease in site development gross profit. Gross profit from site development decreased 27.7% to $22.6 million in 2002 from $31.2 million in 2001 due to lower revenue and lower pricing without a commensurate reduction in cost. Gross profit margins for site development decreased in 2002 to 18.0% from 22.3% in 2001. Gross profit margin on site development consulting decreased to 24.3% for 2002 from 29.5% for 2001. This decrease reflects lower pricing for our services due to competition. Gross profit margin on site development construction decreased to 16.3% for 2002 from 20.8% in 2001, resulting from lower pricing due to increased competition. We expect this pricing competition to continue and gross profit margin from site development to continue to be negatively impacted as we move through 2003. Gross profit for the site leasing business increased 35.8% to $74.4 million in 2002 from $54.8 million in 2001 and the gross profit margins on site leasing remained relatively consistent. As a percentage of total revenues, gross profit increased to 40.4% of total revenues in 2002 from 38.2% in 2001 due primarily to increased levels of higher margin site leasing gross profit.

Selling, general and administrative expenses decreased 18.4% to $34.4 million for 2002 from $42.1 million for 2001. Selling, general and administrative expenses, net of non-cash compensation expense of $2.0 million, as a percentage of total revenue has also decreased to 13.5% for the year ended December 31, 2002 as compared to 17.2% for the year ended December 31, 2001. The decrease in selling, general and administrative expense primarily resulted from a decrease in tower developmental expenses as well as the reduction of offices, elimination of personnel and elimination of other infrastructure that had previously been necessary to support our prior level of new asset growth but is no longer required as a result of the restructurings previously discussed. Included within selling, general and administrative expenses is a provision for doubtful accounts. The provision for doubtful accounts increased to $3.4 million for the year ended December 31, 2002 from $2.6 million for the year ended December 31, 2001, reflecting our assessment of a more challenging financial environment for our customers.

Depreciation and amortization increased to $85.7 million for the year ended December 31, 2002 as compared to $66.1 million for the year ended December 31, 2001. This increase is directly related to the increased amount of fixed assets (primarily towers) we owned in 2002 as compared to 2001, offset by a decrease in amortization resulting from the write-off of goodwill which was recorded in connection with the implementation of SFAS No. 142. Amortization of covenants not to compete in 2002 was $1.1 million (goodwill amortization was $0) compared to amortization of covenants not to compete and goodwill in 2001 of $5.0 million.

During the year ended December 31, 2002 we incurred restructuring charges in the amount of $47.3 million. As a result of the continued deterioration of capital market conditions for wireless carriers, a charge was recorded due to a reduction in the scale of our new tower construction activities and the impairment of certain tower assets held and used in operations. Of the $47.3 million charge, approximately $40.4 million related to the abandonment of new tower build and acquisition work in process and related construction materials on approximately 764 sites. The remaining $6.9 million of restructuring expense related primarily to the costs of employee separation for approximately 470 employees and exit costs associated with the closing and consolidation of approximately 40 offices. Exit costs associated with the closing and consolidation of offices primarily represented our estimate of future lease obligations after considering sublease opportunities.

During 2002, we recorded additional goodwill totaling approximately $9.2 million resulting from the achievement of certain earn-out obligations under various construction acquisition agreements entered into prior to July 1, 2001. In accordance with SFAS 142, goodwill is subject to an impairment assessment at least annually, or at any time that indicators of impairment are present. We determined, that as of June 30, 2002, indicators of impairment were present, thereby requiring an impairment analysis be completed. The indicators of impairment during the quarter ended June 30, 2002 giving rise to this analysis included significant deterioration of overall company market value, continued negative trends with respect to carrier capital expenditure plans, related demand for wireless construction and perceived reduction in value of similar site development construction services business. As a result of this analysis, using a discounted cash flow valuation method for estimating fair value, $9.2 million of goodwill within the site development construction reporting unit was determined to be impaired as of June 30, 2002. The $9.2 million goodwill impairment charge was included within asset impairment charges in the Consolidated Statement of Operations for the year ended December 31, 2002.

In the first quarter of 2002, certain tower sites held and used in operations were considered to be impaired. Towers determined to be impaired were primarily towers with no tenants and little or no prospects for future lease-up. An asset impairment charge of approximately $16.4 million was included within asset impairment charges in the year ended December 31, 2002 Consolidated Statement of Operations.

Operating loss from continuing operations was $(184.6) million for the year ended December 31, 2002, as compared to an operating loss of $(123.6) million for the year ended December 31, 2001. This increase in operating loss was a result of $47.8 million of restructuring and other charges and the $25.6 million of asset impairment charges recorded in the year ended December 31, 2002 versus $24.4 million of restructuring charges recorded in the year ended December 31, 2001. Total other expenses increased to $(87.9) million for the year ended December 31, 2002, as compared to $(75.5) million for the year ended December 31, 2001, primarily as a result of increased cash interest expense, increased non-cash amortization of original issue discount and debt issuance costs, and a reduction in interest income. The increase in interest expense was primarily due to higher principal amounts outstanding under the senior credit facility in 2002 as compared to 2001 and to a full quarter of interest expense on our $500.0 million 10 1/4% senior notes in the first quarter of 2002 compared to a partial quarter of interest expense on these senior notes in the first quarter of 2001. Although the aggregate principal amount of total debt increased from the prior year, the resulting increase in interest expense associated with the higher principal in 2002 was offset in part by the interest rate reduction we recognized in connection with our interest rate swap agreement. As the interest rate swap agreement was terminated during October 2002, our aggregate amount of interest expense would be expected to increase in future periods; excluding however, the impact of the AAT Transaction and the use of the proceeds to reduce our aggregate amount of outstanding indebtedness. The increase in non-cash amortization was primarily due to higher accretion on the 12% senior discount notes. The decrease in interest income was due to lower cash balances during 2002.

During the period ended June 30, 2002, we completed the transitional impairment test of goodwill required under SFAS 142, which was adopted effective January 1, 2002. As a result of completing the required transitional test, we recorded a charge retroactive to the adoption date for the cumulative effect of the accounting change in the amount of $60.7 million, representing the excess of the carrying value of reporting units as compared to estimated fair value at January 1, 2002.

Loss from discontinued operations was $(3.7) million for the year ended December 31, 2002 as compared to $(2.2) million for the year ended December 31, 2001. This increase in loss is primarily attributable to interest expense allocated to discontinued operations in 2002. No interest expense was allocated to discontinued operations in 2001 as a result of the lower debt balances in 2001 as compared to 2002.

Net loss was $(249.0) million for the year ended December 31, 2002 as compared to net loss of $(125.8) million for the year ended December 31, 2001. This increase in net loss is primarily a result of higher depreciation expense, higher net interest expense, the $47.8 million restructuring and other charges previously discussed, the $25.6 million asset impairment charges previously discussed, and the $60.7 million cumulative effect of change in accounting principle previously discussed offset by higher gross profit and lower selling, general and administrative expenses. We expect to incur additional net losses in 2003.

Year Ended 2001 Compared to Year Ended 2000 (unaudited)

Fiscal year 2000 financial information has been restated to reflect as discontinued operations the operating results of the towers sold to AAT and those currently held for sale.

Total revenues increased 40.5% to $225.1 million for 2001 from $160.2 million for 2000. Total site development revenue increased 20.6% to $139.7 million in 2001 from $115.9 million in 2000 due to an increase in site development construction revenue. Site development construction revenue increased 26.0% to $115.5 million for 2001 from $91.6 million for 2000, due primarily to revenues from companies acquired during 2000 and 2001. Revenues of $34.3 million were contributed by these acquired entities in 2001. Site development consulting revenues were $24.3 million for 2001 and 2000. Site leasing revenue increased 92.8% to $85.4 million for 2001 from $44.3 million for 2000, due to tenants added to our towers and the substantially greater number of towers in our portfolio during 2001 as compared to 2000.

Total cost of revenues increased 31.5% to $139.2 million for 2001 from $105.8 million for 2000. Site development cost of revenue increased 22.1% to $108.5 million in 2001 from $88.9 million in 2000 due to higher site development revenues. Site development consulting cost of revenue increased 9.4% to $17.1 million for 2001 from $15.6 million for 2000, reflecting increased human resources costs. Site development construction cost of revenue increased 24.8% to $91.4 million for 2001 from $73.3 million for 2000, due to higher site development construction revenues. Site leasing cost of revenue increased 81.3% to $30.6 million for 2001 from $16.9 million for 2000, due primarily to the increased number of towers owned.

Gross profit increased 58% to $86.0 million for 2001 from $54.4 million for 2000, due to increased site development and site leasing revenues. Gross profit from site development increased 15.6% to $31.2 million in 2001 from $27.0 million in 2000 due to higher site development revenues. Gross profit margins for site development decreased in 2001 to 22.3% from 23.3% in 2000 due to a greater relative amount of lower margin site development construction business. Gross profit margin on site development consulting decreased to 29.5% for 2001 from 35.6% for 2000. This decrease was attributable to higher costs and our inability to timely reduce those costs as projects ended. Gross profit margin on site development construction increased slightly to 20.8% for 2001 from 20.1% in 2000. Gross profit for the site leasing business increased 99.9% to $54.8 million in 2001 from $27.4 million in 2000. The increased gross profit was due to the substantially greater number of towers owned and the greater average revenue per tower in 2001. The gross profit margins on site leasing increased to 64.1% for 2001 from 61.9% in 2000. The increase in gross margin was due to additional tenants added to our towers and the resulting increase in average revenue per tower, which was greater than the increase in average expenses. As a percentage of total revenues, gross profit increased to 38.2% of total revenues in 2001 from 34.0% in 2000 due primarily to increased levels of higher margin site leasing contributions.

Selling, general and administrative expenses increased 53.6% to $42.1 million for 2001 from $27.4 million for 2000. The increase in selling, general and administrative expenses represented the addition of offices, personnel and other infrastructure necessary to support our growth, as well as increased developmental expenses associated with our higher levels of new tower builds and acquisition activities and an increase in non-cash compensation expenses in 2001.

Included in selling, general and administrative expense was non-cash compensation expense of $3.3 million for 2001 and $0.3 million for 2000. The increase in 2001 was attributable primarily to the use of stock and options as payment for certain bonuses. As a percentage of total revenue, excluding non-cash compensation expenses and non recurring expenses, selling, general and administrative expenses increased to 17.2% for 2001 from 16.9% in 2000.

During the twelve months ended December 31, 2001, we recorded a $24.4 million charge relating to a reduction in the scale of our new tower construction operations. Approximately $24.1 million of this charge related to costs that were previously reflected in our balance sheet as construction-in-process. The remaining $0.3 million related primarily to the costs of employee separation for 102 employees and the costs associated with the closing and consolidation of selected offices that were primarily utilized in our new asset development activities.

Depreciation and amortization increased to $66.1 million for 2001 as compared to $27.9 million for 2000. This increase was directly related to the increased amount of fixed assets, primarily towers, we owned in 2001 as compared to 2000. As our fixed assets begin to mature we will be continuing to evaluate the useful lives of the assets and may decide to change these useful lives based on the circumstances. If the useful lives of assets are reduced, depreciation may be accelerated in future years. Amortization of goodwill and other intangible assets during 2001 and 2000 was $5.0 million and $3.4 million, respectively.

Loss from continuing operations increased to $(123.6) million for the year ended 2001 from $(26.6) million in 2000 as a result of increased depreciation and the restructuring and other charges in 2001. Other expense, net, increased to $(75.5) million for the year ended 2001 from $(24.6) million for the year ended 2000. This increase was a result of an increase in interest expense due to interest associated with the 10 1/4% senior notes, the write off of $5.1 million in deferred financing fees and increased interest associated with increases in other debt balances.

Loss from discontinued operations was $(2.2) million for the year ended December 31, 2001 and $(2.3) million for the year ended December 31, 2000.

Net loss was $(125.8) million for the year ended December 31, 2001 as compared to net loss of $(28.9) million for the year ended December 31, 2000. This increase in net loss was primarily a result of higher selling, general and administrative expenses, higher depreciation expense, higher net interest expense, the $24.4 million restructuring and other charge previously discussed offset by higher gross profit.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to certain market risks that are inherent in our financial instruments. These instruments arise from transactions entered into in the normal course of business, and in some cases relate to our acquisition of related businesses. We are subject to interest rate risk on our senior credit facility and any future financing requirements.

The following table presents the future principal payment obligations and weighted average interest rates associated with our long-term debt instruments, assuming our actual level of long-term indebtedness as of December 31, 2002:

	2003	2004	2005	2006	2007	Thereafter	Fair Value
	(in thousands)
Long-term debt:
Fixed rate (10 1/4%)	—	—	—	—	—	$500,000	$275,000
Fixed rate (12.0%)	—	—	—	—	—	$269,000	$145,148
Term loan, $100.0 million, variable rates (3.41% to 3.43% at December 31, 2002)	$5,000	$15,000	$25,000	$25,000	$30,000	—	$100,000
Revolving loan, variable rates (3.41% to 3.81% at December 31, 2002)	$55,000	—	—	—	$100,000	—	$155,000
Notes payable, variable rates (2.9% to 11.4% at December 31, 2002)	$83	$40	—	—	—	—	$123

At September 30, 2003, our 12% senior discount notes were trading based on a 10.4% yield, indicating a fair value of approximately $228.9 million as compared to a carrying value of $219.0 million and our 10 1/4% senior notes were trading based on a 13.6% yield, indicating a fair value of approximately $428.8 million as compared to a carrying value of $490.0 million.

In January 2002, we entered into an interest rate swap agreement to manage our exposure to interest rate movements and to take advantage of a favorable interest rate environment by effectively converting a portion of our debt from fixed to variable rates. The notional principal amount of the interest rate swap was $100.0 million. The maturity date of the interest rate swap matched the principal maturity date of the 10 1/4% senior notes, the underlying debt (February 2009). This swap involved the exchange of fixed rate payments for variable rate payments without the exchange of the underlying principal amount. The variable rates were based on six-month EURO rate plus 4.47% and were reset on a semi-annual basis. The counter-party to the interest rate swap agreement elected to terminate the swap agreement effective October 15, 2002. In connection with this termination, the counter-party paid the Company $6.2 million, which included approximately $0.8 million in accrued interest. The remaining $5.4 million received was deferred and is being recognized as a reduction to interest expense over the remaining term of the senior notes using the effective interest method. The deferred gain balance of $5.2 million at December 31, 2002 is included in long-term debt.

Our primary market risk exposure relates to (1) the interest rate risk on variable-rate long-term and short-term borrowings, (2) our ability to refinance our 10 1/4% senior notes and our 12% senior discount notes, at maturity at market rates, and (3) the impact of interest rate movements on our ability to meet financial covenants. We manage the interest rate risk on our outstanding long-term and short-term debt through our use of fixed and variable rate debt. While we cannot predict or manage our ability to refinance existing debt or the impact interest rate movements will have on our existing debt, we continue to evaluate our financial position on an ongoing basis.

Special Note Regarding Forward Looking Statements

This 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Discussions containing forward-looking statements may be found in the material set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this 8-K contains forward-looking statements regarding:

•	our belief that we will not violate any of the financial covenants contained in the new credit facility;

•	our estimates regarding the aggregate gain resulting from the sale of 153 towers to AAT subsequent to the second quarter;

•	our estimates regarding the amount of the cumulative loss resulting from the AAT transaction;

•	our estimates regarding wireless carrier activity in 2003;

•	our ability to sell the 68 towers remaining in the western two-thirds of the United States;

•	our strategy to focus our business on the site leasing business, and the consequential shift in our revenue stream from project driven revenues to recurring revenues;

•	our estimate that we will not make any material changes to our tower portfolio in 2003;

•	our intent to focus our tower ownership activities in the eastern United States;

•	anticipated trends in the site development industry and its effect on our revenue and profits;

•	our estimates regarding net losses in 2003;

•	our estimate regarding the amount of the restructuring charge to be incurred during the nine months ended September 30, 2003;

•	our expectations regarding site leasing revenue and site leasing gross profit growth in 2003;

•	our estimates regarding the future development of the site leasing industry and its effect on our site leasing revenues; and

•	our estimates regarding the financial impact of adopting certain recently issued accounting pronouncements.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

•	potential adjustments to the purchase price of the AAT transaction;

•	our ability to identify suitable purchasers for the additional 68 towers we have decided to sell and enter into agreements on mutually acceptable terms;

•	the inability of our clients to access sufficient capital or their unwillingness to expend capital to fund network expansion or enhancements;

•	our ability to continue to comply with covenants and the terms of our senior credit facility and to access• sufficient capital to fund our operations;

•	our ability to secure as many site leasing tenants as planned;

•	our ability to expand our site leasing business and maintain or expand our site development business;

•	our ability to successfully address zoning issues

•	our ability to realize economies of scale for our tower portfolio;

•	the impact of our lack of a Chief Financial Officer and our inability to timely hire a permanent Chief Financial Officer; and

•	the continued use of towers and dependence on outsourced site development services by the wireless communications industry.